FOR IMMEDIATE RELEASE
February 17, 2000


                               HS RESOURCES, INC.
                     1999 FOURTH QUARTER AND ANNUAL RESULTS

             INCREASED EARNINGS, CASH FLOW, PRODUCTION AND RESERVES

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced its 1999 fourth quarter and year-end operating and financial results. For the quarter, the Company reported net income of $6.7 million ($0.35 per share) compared to a net loss of $11.3 million ($0.61 per share) for the comparable prior year period. Current period results reflect higher production and product prices and lower per-unit operating costs. Operating cash flow increased by 90% to $31.2 million ($1.63 per share) for the fourth quarter of 1999 from $16.4 million ($0.88 per share) during the prior year period. The weighted average diluted number of shares outstanding was 19.1 million for the fourth quarter of 1999 compared to 18.6 million for the comparable 1998 period.

For the full year, oil and gas revenues increased to a record $164.7 million, up 10% from the prior year even though 1998 results included production and revenues from mid-continent properties that were sold effective September 1, 1998. Net income was $11.7 million ($0.62 per share) compared to a net loss of $18.6 million ($1.00 per share) for 1998. Operating cash flow was $92.5 million ($4.90 per share), up 25% from $72.9 million ($3.92 per share) for the prior year.

FOURTH QUARTER OPERATING RESULTS. Quarterly production was 15.2 billion cubic feet of natural gas ("Bcf") and 640,000 barrels of oil ("Bbl"), or 19.1 Bcf equivalents ("Bcfe"), a 15% increase over 1998. Natural gas represented 79.8% of the Company's production on an energy-equivalent basis. This production increase was due to the Company's ongoing exploitation activities in the Denver-Julesburg ("D-J") Basin and its exploratory efforts in the onshore Gulf Coast region.

During the quarter, the D-J Basin contributed 89% of Company production and the Gulf Coast region contributed 11%. D-J Basin production was up 4% from the prior year period, to an average of 185 million cubic feet of gas equivalent ("MMcfe") per day, and the Gulf Coast production was up 428% from the comparable prior period to an average of 22.1 MMcfe per day. Fourth quarter 1999 Gulf Coast production was down slightly from the third quarter as a result of down time related to workovers on three high volume wells, which more than offset volume additions from three new wells brought on line during the quarter. At
December 31, 1999, Gulf Coast net production was 27.1 MMcfe/day.

Product prices were up significantly from the prior period. Including the effects of hedging, the average oil price was $16.24 per Bbl, a 21% increase from $13.41 per Bbl during the prior year period. The average gas price improved to $2.50 per thousand cubic feet ("Mcf") from $1.97 during the prior year period, an increase of 27%. On a combined basis, the average price was $2.54 per Mcf equivalent ("Mcfe"), a 25% increase over the $2.03 reported for the prior period.

During the quarter, HS reduced aggregate cash operating costs (production taxes, lease operating expenses and overhead) by 14% on a per-unit basis, from $0.71 per Mcfe to $0.61 per Mcfe. Depreciation, depletion and amortization ("DD&A") decreased to $0.73 per Mcfe in 1999 from $0.84 in the comparable prior year period as a result of an increase in the Company's proved reserves relative to capitalized costs.

CALENDAR YEAR 1999 OPERATING RESULTS. Total production for the year increased to 73.3 Bcfe, up 1% from the 72.7 Bcfe produced during 1998. However, year-over-year comparisons are misleading because of the September 1, 1998 sale of mid-continent properties. Excluding the 1998 production from those properties, the year-to-year comparison represents a 15% increase in annual production. Natural gas represented 80% of the Company's production on an energy-equivalent basis.

Including the effects of hedging, the average oil price was $15.70 per Bbl, an 8% increase from $14.58 per Bbl during the prior year. The average gas price improved to $2.16 per Mcf from $1.96 during the prior year, an increase of 10%. On a combined basis, the average price was $2.25 per Mcfe, a 9% increase over the $2.06 reported for the prior period.

For the full year, per-unit cash operating costs declined 10% from $0.67 per Mcfe in 1998 to $0.60 per Mcfe in 1999, and DD&A decreased to $0.74 per Mcfe in 1999 from $0.84 in the prior year.

1999 YEAR-END RESERVES. At year-end 1999 HS had total proved reserves of 1.1 trillion cubic feet of natural gas equivalent ("Tcfe") or 185.3 million barrels of oil equivalent ("MMBoe") consisting of 40.6 million Bbl of oil and 868 Bcf of natural gas. Natural gas constituted 78% of the reserves, and 66% of the reserves were developed. The Company added new proved reserves of 146 Bcfe (24.4 MMBoe) representing a 14% increase over year-end 1998 reserves of 170.3 MMBoe and a reserves replacement rate of approximately 200% of 1999 production. New reserves were primarily attributable to activities in the D-J Basin and the Gulf Coast region. In addition, the Company posted upward revisions of reserves in place amounting to 23 Bcfe (3.8 MMBoe) and had net sales of reserves totaling 6 Bcfe (1.1 MMBoe).

The pretax net present value of the reserves, discounted at 10%, was $1.05 billion compared to $531.9 million reported at year-end 1998. Reserve values were calculated based on constant prices and costs using year-end field prices of $2.49 per Mcf and $23.55 per Bbl for the 1999 year end and $9.99 per Bbl and $1.94 per Mcf for 1998. No adjustment was made in either year for the effects of product price hedges. Reserve additions from all sources during 1999 (net of production and sales) amounted to 163 Bcfe (27.2 MMBoe). All costs, both capitalized and expensed, related to the Company's development, exploitation and exploration programs amounted to $95.6 million, or $0.59 per MMcfe ($3.52 per Boe) of reserves added.

OPERATIONS UPDATE. During 1999 the D-J Basin District successfully completed 397 individual development activities, including 148 in the fourth quarter, consisting of refracs, recompletions, new drills and deepenings. In the J-infill project, twenty wells (eight new drills and twelve deepenings) were drilled and successfully completed to the J Sand during the fourth quarter bringing the full year 1999 totals to 80 J Sand completions (28 new drills and 52 deepenings) with an average working interest to HS of more than 95%. The average J Sand completion continues to add approximately 850 MMcfe of reserves per completion (722 MMcfe net) with initial flow rates into the pipeline ranging between 500 Mcf per day and 1,500 Mcf per day. The current project inventory includes about 400 additional J Sand infill locations.

The active pace of activities in the Codell refrac program continued during the fourth quarter, with 110 wells refraced, bringing the total number of refracs conducted during the year to 272. Since its inception in 1997, more than 570 refracs have been conducted. Project economics have consistently achieved rates of return in the high 60% range, without considering the added value of tax credits from qualified wells. More than one third of the Codell refracs performed this year qualified for Section 29 tax credit monetization. The current project inventory includes more than 300 additional Codell refrac candidates plus about 140 J Sand refrac candidates.

Twelve Dakota tests were conducted during the fourth quarter with eleven of these activities conducted in conjunction with J Sand Infill deepening or new drill operations. Two of these twelve operations established commercial Dakota reserves. Incremental costs to evaluate this zone are often minimal (less than $15,000) due to the close proximity of the Dakota formation to the J Sand formation (150 feet or less).

During 1999, the Gulf Coast District drilled or participated in 26 wells (10.8 net), of which fifteen (6.0 net) were successful, resulting in 58% gross and 55% net success rates with indicated reserves of more than 650 MBoe per well. HS operated sixteen of these wells, ten of which were discoveries. For the fourth quarter of 1999, HS drilled or participated in eight wells (3.1 net), of which five (2.3 net) were successful, resulting in 63% gross and 72% net success rates. HS operated five of these wells, four of which were successful.

At year-end 1999, five wells (2.25 net) were awaiting pipeline hookup. In addition, two wells that were drilling at year-end have been successfully completed and are also waiting on pipeline hookup. The Company estimates that its total Gulf Coast net daily production could reach 45-50 MMcfe per day once these wells are on line. A total of five wells are currently drilling in the Gulf Coast.

In the Northern Rockies, HS and its partners drilled and completed a normally pressured Lance formation test, the HSR Scarlet-Federal 11-24, in its South Jonah Project. The completion included one of the area's largest fracs, and the well currently is producing gas and frac fluids.

HEDGE POSITION FOR CALENDAR YEAR 2000. The Company currently has approximately 50% of its calendar year 2000 natural gas production hedged at an estimated $2.50 per Mcf, net to the wellhead. Approximately 25% of the Company's expected oil production is hedged at an average price of $21.00 per Bbl net to the wellhead. These hedge positions are subject to change as the year progresses.

CALENDAR YEAR 2000 CAPEX PROGRAM. The Company's current operating and financial plan for calendar year 2000 calls for capital expenditures of $100 to $110 million, with approximately 50% devoted to D-J Basin activity, 40% to the Gulf Coast, and the balance to other activities and contingencies. Remaining cash flow from operations is expected to be applied to debt repayment. However, these preliminary allocations are subject to revision throughout the year depending such things as product prices and results of operations. The Company currently anticipates that it will be able to increase production and reserves while spending less than its available cash flow.

FORWARD LOOKING STATEMENTS. Statements concerning indicated production estimates, expectation of hedge position changes, capital spending plans and allocations, debt repayment plans and implied ability, ability to increase production and reserves while spending less than available cash flow, drilling, exploration, exploitation, development and other plans; numbers of drilling or development opportunities; and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, gathering system and processing plant operating constraints, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company has no obligation to update its forward looking statements. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth in the Company's report on Form 10-K filed March 31, 1999.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:    Theodore Gazulis
            Vice President
            415-433-5795
            www.hsresources.com
            TGAZULIS@HSRESOURCES.COM

                                                          HS Resources, Inc.
                                                  Summary of 1999 Operations

                                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (In Thousands, Except Per Share Data)


                                                             Quarter Ended              Year Ended
                                                             December 31,              December 31,
                                                        ------------------------------------------------
                                                          1999        1998          1999          1998
                                                        -------     --------      --------      --------
Revenues:
Oil & gas sales                                         $48,379     $ 33,488      $164,660      $150,087
Trading and transportation                               19,788       12,847        52,662        54,144
Other gas revenues                                        2,809        2,347        10,132         8,560
Gathering and transmission system revenues                1,286           --         1,286            --
Interest and other income                                   200          257           610         1,405
                                                        -------     --------      --------      --------
  Total revenues                                         72,462       48,939       229,350       214,196
                                                        -------     --------      --------      --------

Expenses:
Production taxes                                          2,652        2,597        10,309        10,422
Lease operating                                           7,079        7,297        28,014        30,410
Cost of trading and transportation                       18,125       11,541        49,567        50,451
Gathering and transmission system operating expense         386           --           386            --
DD&A                                                     13,928       13,904        54,400        61,223
Exploratory and abandonment                               4,427       12,412        13,525        15,420
Geological and geophysical                                2,057        3,067         6,837        14,308
Impairment and (gain)/loss on sales
  of oil and gas properties                                  57        5,316        (1,171)       11,986
General and administrative                                1,881        1,822         5,823         8,061
Interest                                                 11,124        9,249        42,781        41,990
                                                        -------     --------      --------      --------
  Total expenses                                         61,716       67,205       210,471       244,271
                                                        -------     --------      --------      --------

Income (loss) before provision
  (benefit) for income taxes                             10,746      (18,266)       18,879       (30,075)

Provision (benefit) for income taxes                      4,094       (6,959)        7,193       (11,459)
                                                        -------     --------      --------      --------
Net income (loss)                                       $ 6,652     $(11,307)     $ 11,686      $(18,616)
                                                        =======     ========      ========      ========

Net income (loss)  per share - diluted                  $  0.35     $  (0.61)     $   0.62      $  (1.00)
                                                        =======     ========      ========      ========

Outstanding shares - diluted                             19,107       18,577        18,888        18,609
                                                        =======     ========      ========      ========

Operating cash flow (a)                                 $31,215     $ 16,433      $ 92,470      $ 72,862
                                                        =======     ========      ========      ========


Operating cash flow per share - diluted                 $  1.63     $   0.88      $   4.90      $   3.92
                                                        =======     ========      ========      ========


(a) Net income before geological and geophysical, exploratory and abandonment, depreciation, depletion and amortization, impairment and (gain)/loss on sales of oil and gas properties and income taxes.

                                                      HS Resources, Inc.
                                                  Summary of 1999 Operations

                                            SUMMARY PRODUCTION, PRICE AND COST DATA



                                                Quarter Ended                    Year Ended
                                                December 31,                    December 31,
                                     --------------------------------------------------------------
                                                               %                               %
                                       1999        1998      Change    1999        1998      Change
                                     -------     -------     ------   -------     -------    ------
Production by district (MMcfe):
  D-J Basin and Northern Rockies      17,024      16,140       5%      66,171      62,771       5%
  Gulf Coast                           2,029         384     428%       7,072       1,044     577%
  Mid-Continent                            3          --      --           14       8,934    -100%
     Total production (MMcfe)         19,056      16,524      15%      73,257      72,749       1%

Period Production:
  Oil (MBbl)                             640         587       9%       2,410       2,630      -8%
  Gas (MMcf)                          15,214      13,003      17%      58,799      56,969       3%
  Equivalent Gas (MMcfe)              19,056      16,524      15%      73,257      72,749       1%
  Equivalent Barrels (MBoe)            3,176       2,754      15%      12,210      12,125       1%

Daily Production:
  Oil (Bbl)                            6,959       6,378       9%       6,602       7,206      -8%
  Gas (Mcf)                          165,371     141,336      17%     161,092     156,080       3%
  Equivalent Gas (Mcfe)              207,127     179,605      15%     200,705     199,314       1%
  Equivalent Barrels (Boe)            34,521      29,934      15%      33,451      33,219       1%

Average oil price (Bbl)              $ 16.24     $ 13.41      21%     $ 15.70     $ 14.58       8%
Average gas price (Mcf)              $  2.50     $  1.97      27%     $  2.16     $  1.96      10%
Average price (Mcfe)                 $  2.54     $  2.03      25%     $  2.25     $  2.06       9%
Average price (Boe)                  $ 15.23     $ 12.16      25%     $ 13.49     $ 12.38       9%

Costs:
  G&A per Mcfe                       $  0.10     $  0.11      -9%     $  0.08     $  0.11     -27%
  LOE per Mcfe                       $  0.37     $  0.44     -16%     $  0.38     $  0.42     -10%
  DD&A per Mcfe                      $  0.73     $  0.84     -13%     $  0.74     $  0.84     -12%
  G&A per Boe                        $  0.59     $  0.66     -11%     $  0.48     $  0.66     -27%
  LOE per Boe                        $  2.23     $  2.65     -16%     $  2.29     $  2.51      -9%
  DD&A per Boe                       $  4.39     $  5.05     -13%     $  4.46     $  5.05     -12%
 (DD&A includes depreciation
 on non oil and gas assets)

                                                     HS Resources, Inc.
                                             Summary of 1999 Operations

                                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                                   (In Thousands)


                                                      December 31,   December 31,
                                                         1999           1998
                                                      ------------   ------------
Assets

Current assets                                        $  77,662      $  60,265
Oil & gas properties                                    992,334        924,663
Accumulated DD&A                                       (227,692)      (175,729)
Gas gathering and transportation facilities              54,628          5,891
Accumulated DD&A                                         (2,016)        (1,616)
Other assets                                             16,262         18,965
                                                      ---------      ---------
Total assets                                          $ 911,178      $ 832,439
                                                      =========      =========


                                                      December 31,   December 31,
                                                         1999           1998
                                                      ------------   ------------
Liabilities and Stockholders' Equity

Current liabilities                                   $  95,044      $  79,164
Bank debt                                               227,000        230,000
Payable to KMI                                           47,107             --
9 7/8% Subordinated notes, due 2003                      74,771         74,712
9 1/4% Subordinated notes, due 2006                     230,813        230,205
Other long-term liabilities & deferred revenue           15,804         21,359
Deferred taxes                                           53,246         44,138
Stockholders' equity                                    167,393        152,861
                                                      ---------      ---------
Total liabilities and stockholders' equity            $ 911,178      $ 832,439
                                                      =========      =========

                                                      HS Resources, Inc.
                                                  Summary of 1999 Operations

                                        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (In Thousands)

                                                                        Year Ended
                                                                       December 31,
                                                                  -----------------------

                                                                    1999          1998
                                                                  --------      ---------
Cash flows from operating activities:
Net income (loss)                                                 $ 11,686      $ (18,616)
Depreciation, depletion and amortization                            54,400         61,223
Impairment and (gain)/loss on sales of oil and gas properties       (1,171)        11,986
Amortization of deferred charges, debt issue costs
  and deferred compensation                                          4,210          2,621
Surrendered and expired acreage                                      5,211         10,422
Transfer treasury stock to 401(k) plan                                 763            549
Gain on sale of fixed assets                                            --           (235)
Deferred income tax provision (benefit)                              7,008        (14,106)
(Increase) decrease in accounts receivable                         (22,523)        (1,186)
Increase in accounts payable and accrued expenses                   18,524         10,069
Decrease in deferred revenue, net                                   (8,908)          (965)
Other                                                               (4,189)        (1,257)
                                                                  --------      ---------
Net cash provided by operating activities                           65,011         60,505
                                                                  --------      ---------

Cash flows from investing activities:
Exploration, development and leasehold costs                       (75,209)       (98,307)
Purchase of unproved and proved properties                              --         (4,754)
Purchase of workover equipment                                        (875)            --
Gas gathering and transportation facilities additions               (1,629)           (28)
Other property additions                                              (353)          (859)
Net proceeds from the sale of oil and gas properties                 3,026        151,031
Proceeds from the sale of fixed assets                                  --          1,234
Increase in property related payables                                2,809          3,694
                                                                  --------      ---------
Net cash (used in) provided by investing activities                (72,231)        52,011
                                                                  --------      ---------

Cash flows from financing activities:
Proceeds from debt                                                  81,000        154,750
Repayments of debt                                                 (84,000)      (256,000)
Debt issuance costs                                                     --         (2,460)
Exercise of options                                                  1,701            468
Issuance of common stock                                               611             --
Purchase of treasury stock                                          (2,055)        (6,524)
Payment of officer note and interest                                   823             --
                                                                  --------      ---------
Net cash used in financing activities                               (1,920)      (109,766)
                                                                  --------      ---------

Net (decrease) increase in cash and
  cash equivalents                                                  (9,140)         2,750

Cash and cash equivalents, beginning
  of the period                                                      9,658          6,908
                                                                  --------      ---------

Cash and cash equivalents, end of
  the period                                                      $    518      $   9,658
                                                                  ========      =========

                                                      HS Resources, Inc.
                                                  Summary of 1999 Operations


                                      1999 DEVELOPMENT, EXPLOITATION AND EXPLORATION COSTS
                                                         (In Thousands)



                                                          Year Ended 12/31/99
                                        ----------------------------------------------------
                                         D-J        Gulf       Northern
                                        Basin       Coast      Rockies     Other      Total
                                       -------     -------     -------    -------    -------
Capitalized Costs
 Land                                  $    54     $ 5,021     $   125    %   578    $ 5,778
 Exploration Drilling                       --      10,377       1,686         --     12,063
 Development Drilling                   10,928          --          --         --     10,928
 Recompletions and Refracs              39,189         401          (9)        --     39,581
 Acquisitions                              174           6          --         21        201
 Capitalized Interest & Other            5,462         935         197         64      6,658
                                       -------     -------     -------    -------    -------
 Total Capitalized Costs                55,807      16,740       1,999        663     75,209
                                       -------     -------     -------    -------    -------

Costs Charged to Income Statement
 Geological &Geophysicall                  307       5,670         419        441      6,837
 Exploratory Dryholes                      206       4,795          --         --      5,001
 Surrendered & Expired Acreage (1)         284       4,320         533         74      5,211
 Other Exploratory                         462       2,415         372         64      3,313
                                       -------     -------     -------    -------    -------
 Total G&G and Exploration Costs         1,259      17,200       1,324        579     20,362
                                       -------     -------     -------    -------    -------

 Total Development, Exploitation
  and Exploration Costs                $57,066     $33,940     $ 3,323    $ 1,242    $95,571
                                       =======     =======     =======    =======    =======


(1) Includes non-cash charges in the current period for certain previously capitalized leasehold costs attributable to expired acreage and associated capitalized interest.